Exhibit 99.1

Q1 2011 Modine Manufacturing Company Earnings Conference Call
July 29, 2010

Company Representatives:

Bob Kampstra - Modine Manufacturing Company; VP, Corporate Controller, CAO
Tom Burke - Modine Manufacturing Company; President, CEO
Mick Lucareli - Modine Manufacturing Company; VP, Finance, CFO, Treasurer

Participants:

Walt Liptak - Barrington Research; Analyst
David Leiker - Robert W. Baird;A nalyst
Adam Brooks - Sidoti & Co.; Analsyt
Ann Duignan - JPMorgan; Analyst
Operator

Operator: Good day, ladies and gentlemen, and welcome to the first-quarter fiscal 2011 Modine Manufacturing Company earnings conference call. My name is Chris and I will be your operator for today. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to our host for today, Mr. Bob Kampstra, Vice President, Corporate Controller and Chief Accounting Officer. Please proceed.

Bob Kampstra: Good morning. Thank you for joining us today for Modine's first-quarter fiscal 2011 earnings call. With me today are Modine's President and Chief Executive Officer, Tom Burke, as well as Mick Lucareli, our Vice President, Finance, Chief Financial Officer and Treasurer.

We will be using slides with today's presentation. Those slides are available through both the webcast link as well as a PDF file posted on the Investor Relations section of our company website, Modine.com. Also, should you need to exit the call prior to its conclusion; a replay will be available through our website beginning approximately two hours after the call concludes.

On page 2 is an outline for today's call. Tom and Mick will provide comments on our first-quarter results, our outlook for the remainder of the year and our strategic overview. At the end of the call will be a question-and-answer session.

On page 3 is our notice regarding forward-looking statements. I want to remind you that this call may contain forward-looking statements as outlined in today's earnings release, as well as in our company's filings with the Securities and Exchange Commission. With that, it is my pleasure to turn the call over to Tom Burke. Tom?

Tom Burke: Thanks, Bob, and good morning, everyone. Let's turn to slide 4. As Bob mentioned, in a few moments we'll review our financial and operating performance for the first three months of fiscal 2011. Before we do so, however, I want to take this opportunity to formally introduce you to Mick Lucareli who we appointed Chief Financial Officer earlier this month. I am delighted to be working with Mick in his new and well-earned capacity.

As many of you know, we evaluated numerous high quality candidates over the past several months. Our very deliberate search process served us well. I had an opportunity during this process to also work very closely with Mick who emerged as a clear choice for the job. Mick has a broad financial background, in-depth knowledge of our business units and markets, and perhaps most importantly, a consistent ability to link our financial and operating objectives with our primary goal of creating long-term shareholder value.

Also, many of you have gotten a chance to get to know Bob Kampstra over the past eight months. I am very pleased that Bob will continue to have significant investor relations responsibilities, so you will continue to see and hear from him in the future. I look forward to working with Mick and Bob and the other members of our senior leadership team as we continue to move our company forward to our long-range objectives.

Turning now to slide 5, we had a very strong quarter. Our performance reflects the significant progress we have made in transforming our company and delivering it through the economic downturn. Our sales have improved dramatically since this time last year. The pace of the recovery is in fact more rapid than we had previously anticipated even a few short months ago.

During the quarter we saw broad-based improvements highlighted by a noticeable recovery in the off-highway and commercial vehicle markets in North and South America and strengthening based on rising export sales within the premium automotive market in Europe.

In terms of the bottom line, we reported net earnings of $3.1 million, or $0.07 per share, which compares to a loss of $0.18 per share at this time last year. With these significantly improved results we have turned a meaningful corner as we moved toward improved profitability.

The strategic decisions we made over the past 18 months are clearly beginning to produce results and with the higher sales volumes we are seeing the benefits of our improved operating leverage. Mick will review this in greater detail in a few moments.

We are definitely building momentum in all areas of our company. Our relationships with our strategic customers are leading to significant long-term opportunities. Our refocused portfolio and developing technologies are delivering results.

For example, we expect that our new Origami technology will assist us in achieving our stated growth objectives in the commercial vehicle market in Europe. Our expansion of business in Asia is doing well as our teams in China and India are delivering on the many programs in our new facilities. And our commercial products group is building on the success of their recent new product introductions and laying the groundwork for significant growth in this highly profitable business segment.

In summary, we had a very strong quarter and are highly encouraged by the recent market and performance trends we are seeing. These trends form the basis of our decision to raise our full fiscal year 2011 guidance and also provide us further confidence that we are on track to attain our mid-term goal of 11% to 12% return on capital by the end of our fiscal 2013 year. I will now turn the call over to Mick for a more in-depth look at our financials and our outlook. Mick?

Mick Lucareli: Thanks, Tom. And good morning to everybody on the call. Let's turn to slide 7 and I'll walk through the income statement. First, we are very pleased that Modine turned a profit in the quarter and we can begin to talk once again about positive earnings per share. Sales increased by $91.6 million or 36% in the quarter, this was driven by strong growth in North America, Europe and South America. I'll cover our segment results in more detail in just a few slides.

Gross profit increased by $20.1 million resulting in a 210 basis point increase in our gross margin. This margin improvement was driven by the higher volume combined with our higher operating leverage. This represents Modine's highest gross margin since the first quarter of fiscal 2009 despite volumes being $107 million below that period.

As a percentage of revenue, SG&A declined to 12.1% from 15.2%. In dollars, SG&A increased $3.3 million as expected due primarily to higher pension expense, higher net engineering and development expenses and increased employee compensation expenses. It's also important to note that income from operations increased to $14.1 million from a loss of $4.9 million in the prior year.

Other income swung from $5.8 million of income in the prior year to $3.6 million of expense or a $9.4 million decrease. Approximately $9 million of the $9.4 million decrease was the result of foreign currency impacts on Modine's intercompany loans.

We continue to have a high effective tax rate due to the complex nature of our current tax situation. Despite the low relative level of total earnings the Company is a tax payer in certain jurisdictions such as Brazil, Hungary and the UK.

On slide 8 we have a comparison of Modine's pro forma results on a year-over-year basis. For bank and analytical purposes we like to review the adjusted results; this allows us to adjust the reported results for non-recurring items, recurring costs such that we can look at the trends on a pro forma basis.

During the most recent quarter we incurred $1.7 million of restructuring and repositioning costs. These costs are primarily related to the previously announced plant closures in North America. We also added back $5.2 million to the first-quarter results which related to the currency losses on intercompany loans.

It's important to point out for this slide and for the income statement the adjustment for intercompany loans is a non-cash impact. On an apples-to-apples basis we are pleased that adjusted EBITDA increased by $15.2 million or a 90% increase during the first quarter of 2011.

Turning to slide 9, we have a summary of our segment results. A year ago the economy was still in the heart of the recession; by comparison our revenue this year is up across all business segments. North America and South America experienced strength across all of their major markets including agriculture, construction and commercial vehicles. Revenue increased in North America by 42% while South America increased by 63%.

A portion of the corresponding fixed cost absorption was offset by higher year-over-year commodity prices. However, we also recently entered into forward contracts to hedge a portion of the North American aluminum usage.

Europe benefited from strong export sales in the premium auto market. The segment sales increased 26% year over year. Excluding the declining euro, Modine's European sales were up 35%. Gross profit increased by $7 million or $8.6 million when excluding the impact of foreign currency and gross margin increased by 270 basis points in Modine Europe.

While Asia's growth is impressive, they are coming off a very small base and the growth is primarily due to ongoing product launches. Our commercial products business is up primarily due to new product introductions and further market penetration despite the relatively flat market.

Slide 10 shows sequential improvement in Modine's results over the last nine quarters. Sales continue the upward trend but are still far below where we were two years ago as the recovery of our markets continues. Gross margin on the other hand has returned to a level close to where we were at in the first quarter of 2009. This is due to the numerous actions taken over the last few years to lower our cost base.

The gross margin has almost returned to pre-recessionary levels despite the fact that our revenue remains far below those levels. And again, we're pleased that adjusted EBITDA continues to show steady improvement. The lower manufacturing costs combined with lower SG&A structure has driven the first-quarter EBITDA margin to the highest level in two years.

Turning to slide 11, we have a few summary statistics on our balance sheet and cash flow. Free cash flow was negative in the quarter and below prior year. The current quarter results were driven primarily by a $31 million increase in our working capital. This was due to the strong revenue growth in the quarter and a return to traditional payment terms with select customers.

Also during the quarter we elected to make a $10.5 million pension contribution in order to stay above an 80% funded level in conjunction with the Pension Protection Act. We anticipate though that free cash flow will remain positive to neutral during the remaining three quarters of the year as we work down some of our working capital. Modine's total debt balance remains relatively low with a leverage ratio below two times.

We anticipate that we will refinance our North American credit facility and expect that this will close in the second quarter of this year. We are also considering the repayment and replacement of our long-term senior notes. Should we decide to refinance those notes we would be required to make a $14 million to $18 million make whole payment in the second quarter as well. This is essentially a prepayment penalty on those long-term notes.

It is important to note that these activities are being considered proactively by our management team and would result in reduced complexity, greater flexibility and a substantial reduction in our interest cost and we look forward to reporting progress on that in the next quarter.

Now turning to the full year outlook. We realize that Modine can be difficult to model, so we've tried to include more details in our outlook section. Based on the strong first quarter and better visibility we are increasing our revenue forecast to a 16% to 20% improvement from prior year versus the previous guidance of 8% to 12%.

We are expecting all of the vehicular segments to benefit from continued market recovery with some offset due to typical seasonal shutdowns through the remainder of the year. North America is showing continued recovery in commercial vehicle and off-highway markets with some offset by the wind down of certain automotive, passenger thermal management and commercial vehicle programs.

We expect the European premium automotive market to remain strong while commercial vehicle and off-highway markets are indicating the early stages of a recovery. After a strong Q1 in South America we expect sales to level off during the remainder of the fiscal year and we are maintaining our commercial products outlook for approximately 5% year-over-year revenue growth while expecting their underlying market to remain relatively flat.

From a gross margin standpoint, we anticipate we will convert at approximately 25% on the incremental sales. This is based on our forecast to commodity prices remaining stable, also the current mix of fixed and variable costs in our product mix.

SG&A expenses will be up by $15 million to $20 million over the prior year, but will decline as a percentage of revenue. The largest drivers in there are roughly $4 million of higher pension expense and approximately $9 million due to the net increase in engineering and development costs. And the remainder is employee compensation related plus additional new hires to support growth in commercial products, Asia and our commercial vehicles in Europe.

As I discussed on the previous slide, we may refinance our credit facility and long-term notes. If we pre-pay the long-term notes there would be the one-time make whole payment of approximately $14 million to $18 million which would be included in interest expense from an accounting standpoint.

We expect taxes to be approximately $10 million to $14 million for the full year. At the current time it's nearly impossible to model an effective tax rate.

In summary, based on the current conditions we now see adjusted EBITDA in the $105 million to $115 million range. This would include total add backs of approximately $10 million for the fiscal year as we see -- as we complete some of our remaining plant closures. And with that I'll now turn the call back to you, Tom.

Tom Burke: Thanks, Mick. Turning now to slide 15. As pleased as we are with our near-term performance, I think it's important to view this quarter -- or any quarter for that matter -- in context with our longer-term strategic objectives.

As you know, we entered the economic downturn with a mission to not only survive but to truly transform our company and emerge stronger with regard to our balance sheet, product portfolio and cost position. As our recent performance indicates, we're well on our way to achieving this objective.

Looking to the mid-term, we have stated our goal to attain 11% to 12% return on capital by the end of our fiscal year 2013 and are increasingly confident this goal is within our grasp. This would be a significant milestone in view of the challenges we have faced. To be clear, we see the 11% to 12% return on capital not as our ultimate destination but rather as a waypoint toward our longer-range objective of delivering sustainable profitable growth and even higher returns thereafter.

Turning to slide 16, I would like to walk you through our progress and prospects along each of these three strategic objectives. First, we have made tremendous progress in reshaping and rebuilding our company. This journey started in 2006 with a new organization structure that has enabled us to align with our global customers, standardize our best practices and establish clear accountability toward achievement of our long-range financial metrics and operating objectives.

Next, we have introduced and are passionately driving our culture of continuous improvement through the Modine operating system, which through a focus on critical leadership behaviors and mentoring principles is rooting out waste, driving efficiencies and streamlining critical processes both on the production floor and in our administrative functions. I expect these to benefit Modine for many years to come.

At the same time we have transformed and aligned Modine's leadership team which in my view as been a critical x-factor in the Company's near-term success and will play an even more pivotal role in our future.

Finally, we are adopted and are successfully implementing our four-point plan strategic framework. Through its elements we have identified and secured a much more advantaged product portfolio and have significantly reduced our fixed cost structure. We have established a strategic manufacturing presence in low-cost countries and dramatically reduced our capital intensity.

Our execution of this plan, which guided Modine through the worst of the economic downturn, will continue to drive us forward to the attainment of our mid- and long-range objectives.

Turning to the next slide on page 17, as I stated earlier, we are focused on achieving 11% to 12% return on capital by the end of fiscal 2013. In fact, our performance objectives and incentive structure are aligned toward achievement of this critical metric which would put us on a path to generate consistent profitable long-term growth.

While we still have a lot of work to do to achieve this goal, I would note that many of the key enablers -- that is sales growing at a faster pace than our estimate costs and our asset base, along with the improved operating leverage in the beginning stages of the global market recovery already underway, as can be seen in our first quarter results. Attaining this mid-term objective is our top priority for Modine.

Turning to slide 18, Modine is extremely well positioned for the future. As we move beyond our mid-term objectives we will continue to capitalize on the significant regulatory industry and technological growth drivers we have before us to generate above market growth. These drivers include the world's growing demand for reduced emissions, greater fuel economy, and higher energy efficiency and infrastructure investment. They also include Modine's own internally generated growth through product and geographic expansion and core product advancement.

Through even the darkest days of the economic downturn that we never lost sight of the importance of protecting Modine's technological core which is a rock bed of our company's heritage and existence.

I'm proud to note that our core is as strong as ever and turning out a whole range of leading edge offerings from our patented new Origami next-generation heat transfer technology which is now gaining traction in both the commercial and light vehicle markets, to our work with the US Department of Energy and a growing number of global commercial truck vehicle manufacturers on an innovative waste heat recovery technology. This technology offers significant fuel efficiency benefits to truck manufacturers.

Additionally, our growing range of high efficiency heating and air conditioning products serving the commercial, industrial and data room cooling markets. To this list of core product advancements we also continue our important work on a host of alternative energy applications in the stationary power, wind, solar energy and hybrid electric vehicle markets. Suffice it to say we are very excited by these technologies and our prospects for bringing increased value to our customers globally.

In summary, on slide 19, we have made considerable progress in transforming our company. We are emerging from the economic downturn even stronger both competitively and financially. We are well positioned to achieve our mid-term objective of 11% to 12% return on capital by the end of our fiscal 2013 fiscal year. And we're prepared to capitalize on the significant growth drivers to achieve long-term profitable growth and drive our return on capital higher thereafter.

We have a strong, energized and highly experience leadership team supporting a highly engaged workforce. We recently have strengthened our corporate governance structure through newly appointed directors and a new technology committee advisor with proven technical expertise.

Based on these factors and the growing evidence of the global recovery in our markets, along with our meaningful improved sales outlook and strong operating leverage, we are focused on the future and look forward to apprising you on our progress. Now with that, Mick, Bob and I would be happy to take your questions.

Operator: (Operator Instructions). Walt Liptak, Barrington Research.

Walt Liptak: Hi, thanks. Good morning, guys, and nice quarter. So the first thing I want to ask about is North America and the revenue that you got this quarter. And I wonder if you can provide some color on what happened and I think if I understand the guidance, you're saying that that revenue is not going to -- that we're going to see sequential down from here throughout the rest of the year, is that right?

Mick Lucareli: Yes, Walt, this is Mick. That's correct. First quarter a lot of strength; I'll let Tom add to that in a minute. But a lot of strength, especially in the off-highway markets, drove the North American results in Q1. We also -- traditionally that's the strongest quarter for that business segment with some seasonality in Q2 and Q3.

Tom Burke: That's exactly right. Number of production days are up in Q2, they fall off with summer holidays and Christmas breaks typically with fewer days in the ongoing quarters, Walt.

Walt Liptak: Okay. Is there something about the off-highway business where there's like inventory building? I would think that all of these are lines that sequence so that you'd get the product (multiple speakers)?

Tom Burke: Yes, I mean, obviously I think there is a bullet effect that is going on a little bit with inventory levels being so low at some of our OE customers and coming back to that natural level that the market pulled. But there are clearly also increases in the market segments, as you know.

So we, the last two months, have really seen as our typical look of really rising releases have gone on since -- that have occurred over our typical releases. So we're seeing both a rise and increase in actual orders and the filling of inventory needs at our customers.

Walt Liptak: Okay, got it. And then on the gross margin in North America. And the -- it's nice seeing the number, but I would have thought that the gross margin in North America would be higher as a result of more volume going through. Is there something unique about the first quarter or the North American gross margin that gave you that 12.5% which is down year over year?

Mick Lucareli: You're right to identify that. Both North America and South America had a heavy impact in Q1 year over year from commodity prices. And two different reasons. In North America we have a few large customers that still have semiannual and annual price agreements. And unfortunately those kicked in prior to the Q1. So we raw materials increased we were still charging a lower price.

In South America it's traditional not to have the formal pass through agreements. There they have to watch much more closely what the competition is doing. And also there is a piece of our business in South America that's aftermarket product, that's clearly based on what's going on with the market in catalog pricing. But the short answer was a commodity impact for those two businesses.

Walt Liptak: Okay. So I wonder if you can just talk about what gross margin might look like. When do you get the price increase? Is it in the back half of the year?

Mick Lucareli: There's a shift going on in North America as we try to guide to. We definitely see some strength in the core markets, so that will help. We'll also have -- the prices will adjust throughout the year on commodity prices. But we also have some volume adjustments which we signaled there, which were due to planned program wind downs.

For example, one of those is our passenger thermal management business, which we exited last year, is winding down. And then there's another one that's an automotive program that we mentioned in the press release. So there's a little bit of volume impact there also.

Walt Liptak: Okay. And the aluminum hedge, how much of your aluminum are you going to be hedging? What's the impact?

Mick Lucareli: We looked -- right now the process is we're looking specifically at customer gaps. So I can't give you a fixed percentage of our buy that we're going to hedge. I think for those that have been following Modine for a while, you know certain of our businesses tend to be more naturally hedged or have better pass through agreements.

The hedges that we put in this year were specific to those customers that have the long-term price arrangements, the semiannual and annual price arrangements; we put the hedge in the last month. So those are tied to those specific customers.

Walt Liptak: Okay, great. Okay, thanks. I'll get back in queue.

Tom Burke: Thanks, Walt.

Operator: David Leiker, Robert W. Baird.

David Leiker: Good morning. I first have to offer some compliments on the press release and the presentation, it's fantastic, great job on that.

Tom Burke: Thank you.

David Leiker: Secondly, as we look -- I want to focus on the SG&A line here first. You upped it from the previous guidance of $10 million to $15 million to $15 million to $20 million. You may have said it, Mick, and I missed it. But that incremental spend is coming for what?

Mick Lucareli: Yes, two areas primarily, David. Some of the costs are just up due to the higher volume and the results. One of them is the management incentives are up due to the higher volumes and performance. Another one is foreign currency related. And then there are just some other areas of SG&A that will tend to be a little bit more variable like our commissions in the commercial products, travel, entertainment, things like that. But the bulk of it was in those items that I just walked you through.

David Leiker: And it doesn't look like we saw much of that in the first quarter here, is that right?

Mick Lucareli: That's correct. And the other thing I wanted to point out is that the salary increases that were budgeted in this fiscal year have not kicked in across the globe. Those will be patterned in through the remainder of the fiscal year.

David Leiker: Okay, great. And then in Europe, the premium auto in Europe, clearly you're seeing the strength there. From these other folks who have commercial vehicle exposure in Europe, you didn't seem to call that out, yet that almost seemed as big if not larger than (multiple speakers).

Tom Burke: Yes, we didn't call it out specifically. Yes, we're forecasting that up to be 13% over last calendar year, David, for our impact. We did not call that out in the management review. But you're right, we are seeing that is showing signs of strengthening, we're seeing that in order books and the off-highway has gone from a flat to slightly up mode as well. So, in both cases in Europe we see -- in all markets in Europe we're seeing some improvement, but clearly the automotive premium market is the strongest.

David Leiker: And then you must -- by that comment I'm guessing that your exposure in Europe on the commercial vehicle side is more off-highway and medium duty and less on heavy duty?

Tom Burke: Right. Right now that's right. Our exposure on commercial truck is obviously lower than it is in North America; clearly that's a stated objective to grow that. We feel very confident about that with the Origami technology, but right now it's a little less than it is typically on the medium duty side.

David Leiker: Okay. A clarification item on the guidance, the adjusted EBITDA of $105 million to $115 million, you have $10 million in add back. Does that include any potential make whole payment that you included in the interest expense number? I just want to reconcile that.

Mick Lucareli: No, David. That would be -- that whole make whole payment would be interest expense and not included in an EBITDA number.

David Leiker: Of course.

Mick Lucareli: Yes. But, no, but our interest guidance would include the make whole payment in there, that was the $30 million range.

David Leiker: And then in that, if we pull that out it looks like the interest expense number that would be left is comparable to what your current -- reported in your Q1. It doesn't look like you're putting in there any benefit from lower interest costs or anything along those lines?

Mick Lucareli: Yes, we knew you'd ask that question, and it's a good question. Since we're in the middle of looking at those options I think all we can tell you at this point is what we stated publicly is -- one of the key reasons why we would do it would be to capture the lower interest expense for Modine. But at this point we're just in the middle of doing all of our analysis.

David Leiker: Okay. And then one last item here. On this intercompany loan and the currency impact on that, is there any way for us on the outside to try and have a better handle on how to model that at all? Because it's becoming a pretty big swing factor with what's going on in the currency markets these days.

Mick Lucareli: Yes, in our Q, David, we schedule out intercompany loans and in the currency. From that point on it really depends on what foreign currency rate you want to model. Bob, anything you would want to add to that?

Bob Kampstra: The biggest loan we have with exposure is our loans with Europe, about $41 million worth of loans at this point, David. And so as you look at the movement in the euro and model out the movement in the euro you can see how that might impact that $41 million balance.

David Leiker: As you go through renegotiating your credit agreement do you have any intention of putting in a European piece of that that would provide a natural hedge for you on that?

Mick Lucareli: Yes.

Mick Lucareli: The real issue, what we do is that allows as a tax efficient repatriation valve. They're there really as a matter to move money around our different regions in a tax efficient manner, that's the driver of it.

David Leiker: Oh, okay.

Mick Lucareli: And just a little more color on that, because the way the euro has been moving it's become a bigger number. Modine has always had the intercompany loans. But we've looked at hedging, it's just why I wanted to point out, it is literally a non-cash item. These are long-term notes and if we thought there was a large bullet payment coming due we may look into a hedge. But on a hedge we would be paying a counterparty in a case where we're paying. But there's no movement of cash around the globe, we just think it would be an inefficient way to try to manage that.

David Leiker: Yes, okay, I understand. Thank you.

Operator: Adam Brooks, Sidoti & Co.

Adam Brooks: Yes, real quick. I wanted to talk I guess on Asia. Kind of that jumped out to me in the quarter of gross margin hopping up to 9.2%. And I guess my question is I know you have that planned capacity for about 200 million annually. What are you doing as far as workforce over there? I guess kind of where SG&A is going to shake out? And do you need to add anybody back and what run rate do you need to get to before you start adding more workers over there?

Tom Burke: Well, clearly, we're on a pretty fast launching and growth rate in China, not quite as fast in India. We have -- our growth rates are well mapped out. Our hiring needs, management has a pretty good handle on that. So there's not a constraint for us that we see on being able to match that growth rate, Adam, and let's call it in the mid-term. So, I just want to make sure I'm answering your question.

The growth rate is steep, the contribution and performance of the division is running at a level that we're satisfied with. But we feel very capable of being able to match the need over there. Plus we are supporting, we have a lot of corporate support going into Asia that's not necessarily a full ex-pat support, but we have travelers to make sure that the transfer of knowledge, process capability and those things are there. And again, we feel very, very satisfied with that system we put in place.

Adam Brooks: And one more question. As far as that contribution margin, I guess what do you see going forward beyond this year as sustainable, what kind of range, I guess, would you see as being as sustainable as far as the contribution margin?

Mick Lucareli: In Asia?

Adam Brooks: No, in general, consolidated.

Mick Lucareli: Oh, and you're talking about income from operations?

Adam Brooks: Yes, yes.

Mick Lucareli: I think what we'd like to do is just reference you back to the guidance. We have -- we stated we think 25% or so conversion on the volume, we feel very good about that SG&A and I prefer to let you do your modeling on the volume. But if you roll those through that's really what we're seeing for the remainder of the year. And then it's below the line, but we wanted to point out we potentially have the make whole payment and the tax situation is a very unique situation right now.

Adam Brooks: All right, thank you very much.

Tom Burke: Thank you, Adam.

Operator: Ann Duignan, JPMorgan.

Ann Duignan: Most of my questions have been answered, at least the detailed ones. Just for a point of clarification, in your interest expense you've included the cost of this potential make whole payment, but you have not included any benefits. Is that the way that I interpreted all of that conversation?

Mick Lucareli: Correct. Our current assumption is the rates we're paying today.

Ann Duignan: But you have an included the cost?

Mick Lucareli: Yes, we've included the cost.

Ann Duignan: Okay, okay. I just want to make sure that I interpreted that correctly. And then just taking a step back and looking at some of the end markets. Can you talk a little bit about -- are you seeing any significant strength within any particular OEMs, something like a John Deere on the ag side or a Navistar on the truck side? I mean, are there specific OEMs that are driving some of the acceleration in demand that maybe you didn't anticipate a quarter ago?

Tom Burke: Well, I think we've been receiving feedback from the bulk of our OEs -- Caterpillar, Deere, Freightliner, Daimler and so on -- and Navistar -- that there was -- Volvo as well -- that there were signs of improvement and orders going up. So what's really happened these last two months is we've seen just clear visibility going forward.

I mean that's the big difference from two months ago is that it's gone from hey, there's good news in the market, anticipating increases, to clearly what we're seeing is long-term visibility that we're seeing through our releases both in Europe and North America for really each segment.

So I feel -- really there's really no one in particular I can see much, just as a broadness or we'll use the term a broad strength going across all of our customers and really in each segment, each regional segment as well.

Ann Duignan: And in the releases, can you talk a little bit about that, what kind of time frame has it given you? Or has it given you three months kind of early releases and then they kind of lock them in a few weeks ahead of time or --?

Tom Burke: Our releases vary in each segment -- excuse me, each region. Typically we're given a 12-week release for material protection in North America and what we've seen is those instead of that release is coming out and then they're adding too over the course of the month additional orders, that's the difference in the dynamic in North America.

In Europe we have a very integrated ERP system which really shows our order book through the releases from our customers and that's filled back out to pre-recessionary levels with releases going out into our Q4 or Q1 of next year. So again, it's that confidence building in the last couple months that the order books are just filling more robustly.

Ann Duignan: And it's kind of counterintuitive to think that premium automotive would be accelerating in Europe. And given the current macro environment over there, is it just that you got -- I won't say lucky, but let's call it lucky that you're on the right platforms at the right time? Or is it exports or what's your guys' sense of what's really going on over there?

Tom Burke: Well, my understanding, I can't really describe what's happening in Europe from an economic -- macroeconomic standpoint. However we do know that the exports to Asia, specifically China, are way up. An article recently I saw in the Wall Street Journal, 900,000 millionaires in China are really wanting to have German cars, okay, I mean specifically.

And I guess you can call it luck, but I think it's the measure of our respect technically within our European team that they have the ability to have product on the kind of customers we do in that region. So I think it is a tribute to our team rather than just fate.

Ann Duignan: I appreciate that. I didn't mean to insinuate that it was fate alone. I don't want your team in Europe getting upset with me (multiple speakers). I think that that was it in the big scheme of things. I thought it was a good clean quarter and I think the outlook we understand.

It is a little interesting to me that you would put the cost of a make whole payment into your outlook but not the benefits. But I suppose that's just being conservative. So we'll take it at that. So I'll take any other questions I have off-line. Appreciate it, guys.

Tom Burke: Thank you, Ann.

Mick Lucareli: Thank you.

Ann Duignan: Thanks.

Operator: (Operator Instructions). David Leiker, Robert W. Baird.

David Leiker: Yes, just two last items here. We've heard the follow-up on this, particularly with the German automakers. It sounds like some of them are going to not shut down over the third quarter -- summer. And hearing from some of the truck makers that they're adding -- they're increasing their build rate in Q3. So (inaudible) build days the build rate is higher. Just curious whether your guidance incorporate those two elements.

Mick Lucareli: What we really did, as we approach the latest forecast cycle which is built into our guidance to everybody, David, is we looked at our Q1 run rate and the best we could say at the time is if those -- if that continues at those levels and then adjusting for any known seasonal shutdowns or program wins or losses. So I guess what we did is we looked at Q1 and looked at that current run rate without trying to build in a drop or an increase in any of our core markets. Tom, would you say (multiple speakers)?

Tom Burke: No, that's exactly right. We spent a lot of time the last few weeks really analyzing it deeply. And you're right, we're seeing that impacted -- a little bit of the seasonality you would see in Q2 is being taken out of our forecast because of what you just said.

David Leiker: Okay, and then lastly here, there's increasing talk on the truck side of the world of fuel economy, CO2 emissions, things along those lines. Are you seeing more folks in that part of the industry coming to you to help with solutions on that? Or do you think the pace of that has been -- I know you've been talking about that for a while. I'm just curious whether you're seeing that accelerate at all (multiple speakers) talk in Washington starts to -- heats up.

Tom Burke: Yes, we clearly -- we call it our growth drivers and it's locked in even more that the opportunities we're seeing and the technology we have. And we cited one example of the waste heat recovery example that we teamed up with an engine manufacturer and -- well it's with Cummins, okay, on the DOE funds on a super truck and we're working off that base with several truck OEs, okay, but North America and Europe now on waste heat recovery.

So we see this as a very -- and it's gone from what I would call an interesting thing to a faster tract technology that's being pulled forward by the OEs themselves. And not just truck, by the way. So there's even some OE automotive people that are really interested in that technology.

So we're very excited about that. As a matter of fact, if you look at our total research dollars being spent, a high proportion is focused on that technology by itself because of the demand from the market and from our customers.

David Leiker: And with your relationship that you have or development work that you're doing with Cummins, do you have any restrictions on using that with any other engine manufacturer or any other OE?

Tom Burke: No. There actually aren't restrictions, that was part of the arrangement going in and how it was -- they have their opportunities and we're bringing -- enabling and helping them as well as other truck producers that may produce engines internally.

David Leiker: Great, thank you much.

Operator: (Operator Instructions). Walt Liptak, Barrington Research.

Walt Liptak: Thanks again. I wanted to ask a question about page 13 when you're talking about the outlook. In North America you talked about the wind-down of some automotive and commercial vehicle business. Can you give us an idea of the revenue that's going to be rolling off or winding down?

Mick Lucareli: No, Walt, it's Mick. We prefer not to do that. I can tell you it was baked into our budget, into our plan, the programs are not surprises, but there are so many moving pieces of whether there's -- as David was asking -- are the shutdowns going to happen, or the strength in the markets in the second half. I just would prefer not to try get into that level.

Tom Burke: Walt, we don't -- and I've made this comment a couple times now -- that we don't single out specific customers on the either let's say the opportunity side or the loss of side. But as Mick said there are no surprises here.

What I would call it is there's normal switching that happens in the industries we play in, some of those by design, some of our own choosing, actually, that we may elect to make a move one way or the other -- a full focus on making sure our mix of product in that particular segment is as healthy as can be. And I can qualify that with saying I'm very happy with our mix of product as we're moving forward in our targeted markets.

Walt Liptak: Okay, I appreciate that. But let me ask the question this way then. So you've got the revenue guidance of 16% to 20%. Will North America be within that range? Or will North America be lower and you get higher growth rates in the rest of the world?

Mick Lucareli: No, we see North America in that range. We were just trying to work through and make sure everybody understood there was some seasonality impact to that business and a few other moving factors other than just the construction, ag and Class 8 taking off. We wanted to make sure everybody knew that there's a blend in that business going on this year.

Walt Liptak: Okay. All right, and with North America up 42%, I mean you're -- I mean without the commentary that you've made about that it would look -- and if we were just going to model it out we think that the growth rate would probably be higher than 16% to 20% for the full year.

Mick Lucareli: Exactly.

Walt Liptak: Okay, so, right. So you'd be at least at the high-end of the revenue guidance in North America?

Mick Lucareli: We'll let you put the pencil to the paper.

Walt Liptak: All right, okay. All right, thanks for the help.

Operator: There are no further questions at this time.

Bob Kampstra: Okay, thank you, everyone, for joining us for this morning's call.

Operator: Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a great day.